Exhibit 99.1

EPOD Solar Inc. (OTCBB: EPDS) Announces Termination of Asset and Stock Purchase Agreement and Expiration of LOI With OptiSolar Inc.

Press Release Source: EPOD On Friday December 18, 2009, 9:59 am EST

KELOWNA, BC--(Marketwire - 12/18/09) - EPOD Solar Inc. (OTC.BB:EPDS - News), formerly Allora Minerals Inc., today announced the termination as of December 15th, 2009 of its asset and stock purchase agreement dated July 8, 2009 (the "Transaction") between Allora Minerals Inc. and EPOD Solar Inc., a vertically integrated solar energy company that develops and operates a portfolio of solar parks in Europe with manufacturing facilities for amorphous silicon thin film solar panels in North America and Wales. Allora Minerals Inc. changed its name to EPOD Solar Inc. and ticker symbol to EPDS on August 12, 2009 in anticipation of the closing of the Transaction.

Under the terms of the transaction, Allora Minerals, Inc. entered into an Asset and Stock Purchase Agreement with EPOD Solar Inc. ("Parent"), and Parent's wholly owned subsidiaries, Epod Solar (Wales) Limited and EPOD Industries Inc., whereby Allora Minerals Inc. agreed to acquire all of the issued and outstanding shares of capital stock of (i) Epod Solar Europe Ltd, from Parent, and (ii) Great Lakes Solar Utilities Inc. from EPOD Industries. The closing of the Acquisition, which was expected to occur within 45 days of June 30, 2009, is no longer in effect.

Furthermore, the Company has announced the expiration of the letter of intent signed July 21, 2009 between Allora Minerals Inc. and OptiSolar Technologies Inc. Under the terms of the letter of intent, Allora planned to purchase the manufacturing facilities, production lines, intellectual property and R&D facility of OptiSolar for a value of $260 million in an all stock transaction, priced at $21.66 per share, resulting in the issuance of 12 million shares of Allora's common stock to OptiSolar shareholders.

Disclaimer:

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are "forward-looking statements" that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of EPOD Solar, Inc. to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, and other risks. EPOD Solar, Inc. undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in EPOD Solar, Inc. expectations.